SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22 (September 17, 2008)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On September 17, 2008, John W. Uhlein, III, an Executive Vice President of Ambac Financial Group, Inc. (“Ambac”) and Ambac Assurance Corporation (“AAC”), informed Ambac that he would be resigning from Ambac and AAC effective February 1, 2009. Between now and February 1, 2009, Mr. Uhlein will provide support and consultation as the company transitions his responsibilities.

Item 8.01	OTHER EVENTS.

On September 19, 2008, Ambac issued a press release responding to the announcement by Moody’s Investors Service (“Moody’s”) that it was placing the ratings of Ambac and its subsidiaries on review for downgrade.

Ambac expects that the near term impact of any downgrade by Moody’s would be to increase the pressure on its financial services business, which is comprised of Guaranteed Investment Contracts (“GICs”) and swap obligations. Almost all of the transactions entered into by Ambac’s financial services businesses are guaranteed by AAC.

The book value of GIC liabilities at August 31, 2008 was approximately $6.1 billion (compared to $6.7 billion at June 30, 2008). The market value of the investment agreement asset portfolio, including cash balances, was $4.2 billion as of August 31, 2008. In addition, the market value of interest rate derivative contracts held by the GIC business is a positive $180 million.

The recent bankruptcy filing of Lehman Brothers Holdings Inc. (“Lehman”) is expected to result in the early terminations of approximately $1.2 billion in GIC liabilities. Approximately $900 million is expected to terminate before the end of September, and the remaining $300 million is expected to terminate by the end of October. Management anticipates funding the terminations via a combination of GIC investment portfolio resources and affiliate transactions with AAC. Ambac believes that the $1.2 billion inter-company facility, which was previously approved by the Office of the Commissioner of Insurance of the State of Wisconsin (“OCI”), will be sufficient to cover all the current obligations resulting from Lehman’s bankruptcy. AAC’s investment portfolio is valued at approximately $11.1 billion, with over $1.3 billion in cash and short-term securities at August 31, 2008.

The following table illustrates the current projected excess or shortfall of GIC assets at market value over the estimated total collateral requirement and prospective cumulative cash to be returned at various AAC rating levels based on August 31, 2008 balances and incorporating the impact of the Lehman-related GICs:

$ in billions	Current AA/Aa3	A+/A1	A/A2	A-/A3	BBB+/ Baa1	BBB/ Baa2	BBB-/ Baa3
Market Value of Assets	$4.2	$4.2	$4.2	$4.2	$4.2	$4.2	$4.2
Total Collateral and Cash	$3.4	$5.2	$6.1	$6.1	$6.3	$6.3	$6.3

Projected Excess/(Shortfall)	$0.8	$(1.0)	$(1.9)	$(1.9)	$(2.1)	$(2.1)	$(2.1)

Upon a potential downgrade below the current rating level, Ambac estimates that the GIC asset portfolio is insufficient to cover the projected cumulative collateral requirement and terminations.

•	Upon a downgrade to A+ or A1, the collateral posting and cash requirements shortfall is estimated to be $1.0 billion.

•	Upon a downgrade to A/A2 or A-/A3, Ambac estimates that the collateral posting and cash requirement shortfall would increase to $1.9 billion.

•	Further downgrades below the A-/A3 level will have no material impact as the portfolio will essentially be fully collateralized or terminated.

Another important consequence of a potential downgrade is a re-evaluation of the plans and the timeline for the re-launch of Connie Lee. Despite Moody’s action, Ambac believes that the Connie Lee initiative is still viable. Ambac had hoped to launch this new financial guarantee subsidiary focused on the municipal sector in the fourth quarter and has been working tirelessly to do so. However, the recent market turmoil and Moody’s action has caused Ambac to decelerate its timeline so as to focus its resources on addressing the concerns raised by Moody’s.

In light of the foregoing, Ambac expects to take the following actions:

•	Ambac is in discussions with the OCI to review alternatives to meet a potential collateral shortfall in its GIC business in the event of a ratings downgrade.

•

Ambac will suspend its previously announced authorization to repurchase up to $50 million in common shares. No shares have been purchased to date. This supports Ambac’s goal of maintaining sufficient parent company liquidity.

•

Ambac’s balance sheet continues to de-leverage via significant refunding and prepayments of exposures. A transaction maturity or prepayment not only releases rating agency capital, it allows for the accelerated recognition of premium earnings. Current quarter accelerated premiums (through September 18, 2008) exceeded $85 million. Ambac’s gross outstanding par insured decreased approximately 5% as compared to June 30, 2008. This de-leveraging improves Ambac’s excess capital position compared to the previous quarter end. At June 30, 2008, Ambac estimated that it maintained approximately $3.0 billion in excess of required capital relative to Moody’s Aa3 rating.

•

Ambac continues to pursue a number of loss remediation strategies in its direct RMBS portfolio. Those strategies allowed Ambac to reduce its expected ultimate loss by approximately $260 million in the second quarter of 2008, and Ambac is working diligently to expand on those efforts. In addition, Ambac is in active discussions with CDO of ABS counterparties. The successful resolution of these discussions would result in decreased uncertainty related to these exposures and likely would result in an improvement in Ambac’s capital position.

•	The $850 million capital contribution to Connie Lee has been postponed pending completion of Moody’s review. This capital will further strength capital adequacy ratios at AAC.

Certain statements in this document are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Ambac’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: September 22, 2008

	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel